Tidal ETF Trust 485BPOS

Exhibit 99(i)(xxxv)

833 EAST MICHIGAN STREET ● SUITE 1800 MILWAUKEE, WISCONSIN 53202-5615 TEL ▪ 414.273.3500 FAX ▪ 414.273.5198 WWW ▪ GKLAW.COM

November 17, 2023

Tidal ETF Trust

234 West Florida Street, Suite 203

Milwaukee, Wisconsin 53204

Re:	Tidal ETF Trust – Unlimited HFEQ Equity Long/Short Return Tracker ETF, Unlimited HFGM Global Macro Return Tracker ETF, Unlimited HFEV Event Driven Return Tracker ETF, Unlimited HFFI Fixed Income Return Tracker ETF, Unlimited HFEM Emerging Markets Return Tracker ETF, Unlimited HFMF Managed Futures Return Tracker ETF, Unlimited Ultra HFND Multi-Strategy Return Tracker ETF and Unlimited Low-Beta HFND Multi-Strategy ETF

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of this Post-Effective Amendment No. 202 to the Registration Statement on Form N-1A (Registration Nos. 333-227298; 811-23377) (the “Registration Statement”) relating to the sale by you of an unlimited number of shares of beneficial interest (the “Shares”), no par value, of each of the Unlimited HFEQ Equity Long/Short Return Tracker ETF, Unlimited HFGM Global Macro Return Tracker ETF, Unlimited HFEV Event Driven Return Tracker ETF, Unlimited HFFI Fixed Income Return Tracker ETF, Unlimited HFEM Emerging Markets Return Tracker ETF, Unlimited HFMF Managed Futures Return Tracker ETF, Unlimited Ultra HFND Multi-Strategy Return Tracker ETF and Unlimited Low-Beta HFND Multi-Strategy ETF (the “Funds”), each a series of Tidal ETF Trust (the “Trust”), in the manner set forth in the Registration Statement (and the Prospectus of the Funds included therein).

We have examined: (a) the Registration Statement (and the Prospectus of the Funds included therein); (b) the Trust’s Certificate of Trust, Declaration of Trust and Amended and Restated By-Laws; (c) certain resolutions of the Trust’s Board of Trustees; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

For purposes of rendering this opinion, we have assumed that: (a) all offers and sales of Shares will be conducted in accordance with the Registration Statement and in compliance with applicable prospectus delivery requirements and state securities laws; (b) the Shares will be issued in accordance with the Trust’s Declaration of Trust and Amended and Restated By-Laws and resolutions of the Trust’s Board of Trustees; and (c) the Shares will be issued and sold for consideration based upon their net asset value on the date of their respective issuances and all consideration for such Shares will actually be received by the Trust.

The opinion expressed herein is limited to our review of the documents referenced above and the published laws in effect on the date hereof and is limited to the Delaware Statutory Trust Act (other than conflict of law rules). We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

November 17, 2023

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

Godfrey & Kahn, S.C.